Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS RECORD PROFIT OF $4.4 MILLION
Strong SBA Lending Activity, Loan Growth and Sustained Asset Quality Highlight Company’s Performance

Madison, Wis., October 22, 2015 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ: FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank (“Alterra”), today reported record quarterly results for the third quarter highlighted by continued organic loan and deposit growth, strong asset quality and strong Small Business Administration (“SBA”) lending activity, attributed in large part to Alterra, its Kansas City-based banking subsidiary acquired in November 2014. Investments in staffing and technology continued, as the Company continues to successfully execute its strategic growth objectives and further build-out a scalable franchise.

Highlights for the quarter ended September 30, 2015 include:

•	Net income grew to a record $4.4 million, marking a 23.3% increase from net income of $3.6 million in the third quarter of 2014 which was prior to the acquisition of Alterra.

•	Diluted earnings per common share increased to $0.50 for the quarter ended September 30, 2015, compared to $0.45 for the quarter ended September 30, 2014.

•
Annualized return on average assets and annualized return on average equity measured 1.02% and 11.93%, respectively, for the third quarter of 2015, compared to 1.06% and 12.10%, respectively, for the third quarter of 2014.

•	Top line revenue, consisting of net interest income and non-interest income, increased 40% to $18.7 million, compared to the third quarter of 2014.

•	Excluding Alterra, third quarter 2015 top line revenue grew 7% organically to $14.3 million, compared to the third quarter of 2014.

•
The Company’s third quarter efficiency ratio measured 64.8%, including growth-related investments to expand the Small Business Administration ("SBA") business development and support teams in the Kansas City and Wisconsin markets, as well as investments for the conversion to an industry leading client relationship management platform and business intelligence software implementation.

•
Period-end net loans and leases - defined as gross loans and leases receivable less allowance for loan and lease losses - grew for the fourteenth consecutive quarter, reaching a record $1.362 billion at September 30, 2015, up 32% from September 30, 2014.

•	Excluding Alterra, net loans and leases grew 9% organically to a record $1.122 billion at September 30, 2015, from September 30, 2014.

•
Net interest margin measured 3.61% for the third quarter of 2015, including nine basis points related to the net accretion/amortization on purchase accounting adjustments on Alterra loans, deposits and borrowings, compared to 3.44% for the third quarter of 2014.

•
Net charge offs were $127,000 in the third quarter of 2015 compared to net recoveries of $4,000 in the third quarter 2014. Non-performing assets as a percent of total assets declined to 0.65% at September 30, 2015 from 1.12% one year prior.

“This quarter’s results validate the success of our relationship-focused strategy and continued investments aimed at growing our franchise, strengthening our team, and enhancing the efficiency and effectiveness of our technology platforms,” said Corey Chambas, President and Chief Executive Officer. “We continue to deliver strong deposit and loan growth, while SBA originations and loan sales have reached new highs and our expanding distribution platform has positioned us well with a seasonally strong pipeline as we approach the end of the year. We expect our relationship-based SBA strategy, which emphasizes client acquisition, to support continued growth in both loans and non-interest bearing deposits and to produce accelerating fee income, creating an earnings catalyst for the Company.”

The Company earned record net income of $4.4 million in the third quarter of 2015, compared to $3.9 million earned in the second quarter of 2015 and $3.6 million earned in the third quarter of 2014. Third quarter 2015 results included no material merger-related expenses, while non-recurring, pre-tax merger expenses related to the Company’s acquisition of Alterra totaled $33,000 and $104,000, respectively, for the second quarter of 2015 and third quarter of 2014. Diluted earnings per common share were $0.50 for the third quarter of 2015, compared to $0.45 for the linked quarter and $0.45 for the third quarter of 2014. Per share data for all periods reflect the previously announced two-for-one stock split in the form of a 100% stock dividend declared and paid by the company in August 2015.

During the third quarter of 2015, Alterra contributed $2.9 million in net interest income, including $385,000 related to the net accretion/amortization of purchase accounting adjustments, $1.5 million in non-interest income, $2.6 million in non-interest expense and $355,000 in loan loss provision, contributing a total of $1.5 million in pre-tax income to First Business's third quarter results. In the second quarter of 2015, Alterra produced $3.0 million in net interest income, including $542,000 related to the net accretion/amortization of purchase accounting adjustments, $1.4 million in non-interest income, $2.4 million in non-interest expense and $770,000 in loan loss provision, contributing a total of $1.3 million in pre-tax income to First Business's second quarter results.

Results of Operations

Net interest income for the third quarter of 2015 totaled $14.6 million, an increase of $422,000, or 3.0%, compared to the linked quarter which included $385,000 in net accretion/amortization of purchase accounting adjustments. Net accretion/amortization totaled $542,000 in the linked second quarter. Management expects the net accretion/amortization to remain volatile in future quarters due to the uncertain nature of loan prepayments. Excluding the impact of net accretion/amortization in both quarters, net interest income increased $579,000, or 4.2%. Compared to the same period last year and excluding Alterra for this quarter, First Business's net interest income increased $768,000, or 7.0%. The increase in net interest income compared to the linked quarter and the same period last year is primarily due to an increase in average earning asset balances, specifically loans and leases receivable.

Net interest margin in the third quarter of 2015 was 3.61%, which remained consistent with the second quarter of 2015 and increased 17 basis points from the third quarter of 2014. Third quarter 2015 net interest margin included nine basis points related to the net accretion/amortization of purchase accounting adjustments, while the linked quarter margin included 14 basis points related to the net accretion/amortization of the purchase accounting adjustments. Excluding the net accretion/amortization of the purchase accounting adjustments, net interest margin improved by five basis points principally due to an increase in loan fees in lieu of interest. Net interest margin may experience occasional volatility due to non-recurring events such as loan fees collected in lieu of interest, the collection of interest on loans previously in non-accrual, the accumulation of significant short-term deposit inflows or the ongoing accretion/amortization of the fair value purchase accounting adjustments related to the acquisition of Alterra.

Non-interest income of $4.1 million for the third quarter of 2015 increased $1.6 million, or 66.8%, from the third quarter of 2014. Alterra contributed $1.5 million in non-interest income during the third quarter of 2015, including $910,000 in gains on the sale of SBA loans, $243,000 in gains on the sale of residential mortgage loans and $146,000 in loan fees. Alterra’s revenue contribution reflects continued growth in the SBA lending business, including seasonally strong volumes. Expansion of Alterra's SBA lending expertise into First Business's Wisconsin markets continues to be successful. The Company expects to experience variability in the timing of loan sale gains due to seasonal demand. Excluding income directly attributed to Alterra, non-interest income totaled $2.6 million, growing by $103,000, or 4.2%, from the third quarter of 2014. Trust and investment services income, the Company's leading source of fee revenue, totaled $1.3 million, increasing $114,000, or 10.0%, from the third quarter of 2014 despite negative market volatility affecting overall asset values during third quarter 2015. Trust assets under management and administration measured $978.6 million as of September 30, 2015, compared to $998.0 million at June 30, 2015 and $927.4 million at September 30, 2014.

Non-interest expense for the third quarter of 2015 was $12.0 million, an increase of $3.9 million, or 48.9%, compared to the third quarter of 2014. Third quarter 2015 included $2.6 million in expenses at Alterra, while third quarter 2014 included $104,000 in non-recurring merger-related costs. Excluding merger-related costs and expenses incurred by Alterra, non-interest expense increased by $1.4 million, or 18.1%, compared to the third quarter of 2014 driven primarily by investments in people and technology. Excluding Alterra, compensation costs for the third quarter of 2015 grew by $550,000, or 10.6%, compared to the third quarter of 2014 reflecting annual merit increases and the continued approach to opportunistically hire new business development officers and operational staff to support growth. General other non-interest expenses, specifically professional services, increased in line with expectations as the Company continues to invest in solutions that will drive operational efficiency. Management expects to continue investing in products and technology to support these strategic growth initiatives. Expense growth was partially offset by a net gain of $163,000 on the sale of a foreclosed property during the third quarter of 2015.

The Company's efficiency ratio of 64.8% for the third quarter of 2015, compared to 65.3% for the linked quarter and 60.1% for the third quarter of 2014, continues to be influenced by increased investments for the future. While management expects the efficiency ratio to remain above the long-term objective of 60% or less for the short-term, the longstanding objective of aligning non-interest expense growth with top line revenue growth remains a key component of the Company's strategic plan.

The Company recorded a provision for loan and lease losses totaling $287,000 for the third quarter of 2015, compared to $520,000 in the second quarter of 2015. During the third quarter of 2014, the Company recorded a negative provision for loan and lease losses of $89,000. During the third quarter of 2015 the Company recognized net charge-offs of $127,000, representing an annualized 0.04% of average loans and leases. The Company recognized net charge-offs of $15,000 in the second quarter of 2015 and net recoveries of $4,000 during the third quarter of 2014. The remaining increase in third quarter 2015 provision reflects additions commensurate with growth, partially offset by a reduction of the subjective loss factors applied in calculating the probable losses within the loan and lease portfolio.

The Company’s effective tax rate of 31.98% for the third quarter of 2015, compared to 33.71% for the linked quarter and 34.64% for the third quarter of 2014, included a 199 basis points benefit adjustment primarily due to updating state apportionment estimates for actual apportionment rates based on the filing of the 2014 tax returns during the quarter.

Balance Sheet and Asset Quality Strength

Period-end net loans and leases grew for the fourteenth consecutive quarter, reaching a record $1.362 billion at September 30, 2015. Net loans and leases grew $27.7 million, or 8.3% annualized, from June 30, 2015 and $333.9 million from September 30, 2014. Excluding $239.6 million in net loans and leases at Alterra, net loans and leases were a record $1.122 billion at September 30, 2015, increasing $94.3 million, or 9.2%, from the same period last year. On an average basis, gross loans and leases grew an annualized 13.3% during the third quarter of 2015, to $1.363 billion, compared to the linked quarter. Growth reflects continued and successful execution in deepening client relationships, attracting new commercial clients, and capitalizing on market opportunities.

Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.063 billion, comprising 69.0% of total deposits at September 30, 2015. Period-end wholesale deposits were $476.6 million at September 30, 2015, consisting of brokered certificates of deposit and deposits gathered through internet deposit listing services of $409.4 million and $67.2 million, respectively. In total, deposits measured $1.539 billion, growing $68.3 million, or 18.6% annualized, compared to the linked quarter. Average in-market deposits were $1.042 billion, or 69.1% of total deposits, for the third quarter of 2015. In order to reduce interest rate risk, the Company uses wholesale deposits to efficiently match-fund fixed-rate loans. Over time, management expects to maintain a ratio of in-market deposits to total deposits in line with the Company's recent historical range of 60%-70%.

Management continues to believe asset quality is a source of strength that differentiates the Company from many of its peers. During the third quarter of 2015, non-performing loans decreased to $9.7 million, compared to $15.2 million at June 30, 2015, primarily due to the successful restructuring of one impaired relationship during the quarter, with no principal loss. As a result, the Company's non-performing loans as a percentage of gross loans and leases declined to 0.70% at September 30, 2015, from 1.12% as of June 30, 2015. Non-performing loans as a percentage of total gross loans and leases measured 1.52% at September 30, 2014. Likewise, the ratio of non-performing assets to total assets decreased to 0.65% at September 30, 2015, compared to 1.01% and 1.12% at June 30, 2015 and September 30, 2014, respectively. Non-performing assets totaled $11.3 million at September 30, 2015, compared to $17.1 million and $15.9 million at June 30, 2015 and September 30, 2014, respectively.

Capital Strength

The Company's earnings continue to generate capital, and its capital ratios exceed the highest required regulatory benchmark levels. As of September 30, 2015, total capital to risk-weighted assets was 11.29%, tier 1 capital to risk-weighted assets was 8.95%, tier 1 capital to average assets was 8.59% and common equity tier 1 capital to risk-weighted assets was 8.34%. Capital ratios as of September 30, 2015 reflect the Company's implementation of the capital guidelines under Basel III, which became effective January 1, 2015.

Two-for-One Stock Split and Quarterly Dividend

As previously announced, during the third quarter of 2015 the Company's Board of Directors declared a two-for-one stock split of its common stock payable in the form of a 100% stock dividend. The stock dividend was paid on August 28, 2015 to shareholders of record at the close of business on August 18, 2015. The trading price of the Company’s common stock on NASDAQ reflected the stock split effective August 31, 2015. Share and per share data have been adjusted for all historical periods.

In addition, as previously announced, during the third quarter of 2015 the Company's Board of Directors declared a regular quarterly cash dividend of $0.22 per share on a pre-split basis. The cash dividend was paid on August 28, 2015 to shareholders of record at the close of business on August 18, 2015. On a post-split basis, the cash dividend represents what the Company believes is a sustainable 22.0% payout ratio, measured against third quarter 2015 earnings per share of $0.50. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.

First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, expectations, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2014 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
ASSETS
Cash and cash equivalents	$122,671	$88,848	$141,887	$103,237	$174,498
Securities available-for-sale, at fair value	143,729	146,342	142,951	144,698	142,427
Securities held-to-maturity, at amortized cost	38,364	39,428	40,599	41,563	42,522
Loans held for sale	2,910	1,274	2,396	1,340	—
Loans and leases receivable	1,377,172	1,349,290	1,294,540	1,279,427	1,041,816
Allowance for loan and lease losses	(15,359)	(15,199)	(14,694)	(14,329)	(13,930)
Loans and leases, net	1,361,813	1,334,091	1,279,846	1,265,098	1,027,886
Premises and equipment, net	3,889	3,998	3,883	3,943	1,198
Foreclosed properties	1,632	1,854	1,566	1,693	106
Cash surrender value of bank-owned life insurance	28,029	27,785	27,548	27,314	23,772
Investment in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,843	2,891	2,798	2,340	1,349
Goodwill and other intangible assets	12,244	12,133	12,011	11,944	—
Accrued interest receivable and other assets	26,029	24,920	25,192	26,217	13,809
Total assets	$1,744,153	$1,683,564	$1,680,677	$1,629,387	$1,427,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,062,753	$1,026,588	$1,054,828	$1,010,928	$859,114
Wholesale deposits	476,617	444,480	430,973	427,340	410,086
Total deposits	1,539,370	1,471,068	1,485,801	1,438,268	1,269,200
Federal Home Loan Bank and other borrowings	36,354	47,401	34,448	33,994	22,936
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	10,147	10,493	8,424	9,062	6,924
Total liabilities	1,596,186	1,539,277	1,538,988	1,491,639	1,309,375
Total stockholders’ equity	147,967	144,287	141,689	137,748	118,192
Total liabilities and stockholders’ equity	$1,744,153	$1,683,564	$1,680,677	$1,629,387	$1,427,567

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Total interest income	$18,135	$17,520	$18,216	$16,863	$13,871	$53,871	$40,838
Total interest expense	3,525	3,332	3,286	3,268	2,936	10,143	8,303
Net interest income	14,610	14,188	14,930	13,595	10,935	43,728	32,535
Provision for loan and lease losses	287	520	684	1,236	(89)	1,491	—
Net interest income after provision for loan and lease losses	14,323	13,668	14,246	12,359	11,024	42,237	32,535
Trust and investment services fee income	1,251	1,279	1,207	1,119	1,137	3,737	3,315
Gain on sale of SBA loans	927	842	505	318	—	2,274	—
Gain on sale of residential mortgage loans	244	222	148	74	—	614	—
Service charges on deposits	705	693	696	682	620	2,094	1,787
Loan fees	486	499	502	421	386	1,487	1,156
Other	489	591	790	351	316	1,870	880
Total non-interest income	4,102	4,126	3,848	2,965	2,459	12,076	7,138
Compensation	7,320	6,924	7,354	6,486	5,193	21,598	14,991
Occupancy	486	486	500	428	324	1,472	963
Professional fees	1,268	1,482	911	638	570	3,661	1,777
Data processing	587	655	530	483	389	1,772	1,227
Marketing	693	701	642	542	409	2,036	1,120
Equipment	308	298	308	250	145	914	400
FDIC Insurance	260	220	213	216	179	693	542
Net collateral liquidation costs	22	78	302	44	32	402	276
Net (gain) loss on foreclosed properties	(163)	1	(16)	(5)	(9)	(178)	(5)
Merger-related costs	—	33	78	566	104	111	424
Other	1,203	1,096	910	479	711	3,209	1,933
Total non-interest expense	11,984	11,974	11,732	10,127	8,047	35,690	23,648
Income before tax expense	6,441	5,820	6,362	5,197	5,436	18,623	16,025
Income tax expense	2,060	1,962	2,170	1,453	1,883	6,192	5,630
Net income	$4,381	$3,858	$4,192	$3,744	$3,553	$12,431	$10,395

Per common share:
Basic earnings	$0.50	$0.45	$0.48	$0.44	$0.45	$1.43	$1.32
Diluted earnings	0.50	0.45	0.48	0.44	0.45	1.43	1.31
Dividends declared	0.11	0.11	0.11	0.105	0.105	0.33	0.315
Book value	17.01	16.64	16.34	15.88	14.93	17.01	14.93
Tangible book value	15.60	15.24	14.95	14.51	14.93	15.60	14.93
Weighted-average common shares outstanding(1)	8,546,563	8,523,418	8,525,127	8,282,999	7,739,918	8,538,219	7,727,300
Weighted-average diluted common shares outstanding(1)	8,546,563	8,523,418	8,529,658	8,297,508	7,783,612	8,539,705	7,771,485

(1)	Excluding participating securities

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2015			June 30, 2015			September 30, 2014
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$856,488	$9,994	4.67%	$824,250	$9,672	4.69%	$641,522	$7,705	4.80%
Commercial and industrial loans(1)	454,184	6,741	5.94%	439,986	6,408	5.83%	326,579	4,769	5.84%
Direct financing leases(1)	28,352	328	4.63%	29,631	342	4.62%	30,278	351	4.64%
Consumer and other loans(1)	23,647	260	4.40%	24,888	258	4.15%	15,696	143	3.64%
Total loans and leases receivable(1)	1,362,671	17,323	5.09%	1,318,755	16,680	5.06%	1,014,075	12,968	5.12%
Mortgage-related securities(2)	152,763	602	1.57%	156,137	632	1.62%	158,832	716	1.80%
Other investment securities(3)	30,431	120	1.58%	28,912	116	1.60%	26,284	105	1.60%
FHLB and FRB stock	3,175	22	2.69%	2,926	20	2.73%	1,349	2	0.57%
Short-term investments	67,716	68	0.41%	66,035	72	0.44%	70,633	80	0.45%
Total interest-earning assets	1,616,756	18,135	4.49%	1,572,765	17,520	4.46%	1,271,173	13,871	4.36%
Non-interest-earning assets	100,863			93,477			63,485
Total assets	$1,717,619			$1,666,242			$1,334,658
Interest-bearing liabilities
Transaction accounts	$138,489	84	0.24%	$105,582	63	0.24%	$84,434	47	0.22%
Money market	587,063	829	0.56%	605,195	841	0.56%	484,402	627	0.52%
Certificates of deposit	102,477	204	0.80%	111,192	219	0.79%	44,423	115	1.04%
Wholesale deposits	466,516	1,668	1.43%	428,080	1,470	1.37%	422,618	1,616	1.53%
Total interest-bearing deposits	1,294,545	2,785	0.86%	1,250,049	2,593	0.83%	1,035,877	2,405	0.93%
FHLB advances	17,503	30	0.67%	22,749	31	0.55%	1,304	1	0.16%
Other borrowings	25,154	430	6.84%	25,556	430	6.73%	13,806	250	7.24%
Junior subordinated notes	10,315	280	10.86%	10,315	278	10.78%	10,315	280	10.86%
Total interest-bearing liabilities	1,347,517	3,525	1.05%	1,308,669	3,332	1.02%	1,061,302	2,936	1.11%
Non-interest-bearing demand deposit accounts	213,712			205,508			148,017
Other non-interest-bearing liabilities	9,520			8,252			7,908
Total liabilities	1,570,749			1,522,429			1,217,227
Stockholders’ equity	146,870			143,813			117,431
Total liabilities and stockholders’ equity	$1,717,619			$1,666,242			$1,334,658
Net interest income		$14,610			$14,188			$10,935
Interest rate spread			3.44%			3.44%			3.25%
Net interest-earning assets	$269,239			$264,096			$209,871
Net interest margin			3.61%			3.61%			3.44%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Nine Months Ended September 30,
(Dollars in thousands)	2015			2014
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$832,042	$29,535	4.73%	$638,187	$22,904	4.79%
Commercial and industrial loans(1)	440,390	19,973	6.05%	316,209	13,769	5.81%
Direct financing leases(1)	30,229	1,053	4.64%	27,945	965	4.60%
Consumer and other loans(1)	24,213	767	4.22%	16,603	456	3.66%
Total loans and leases receivable(1)	1,326,874	51,328	5.16%	998,944	38,094	5.08%
Mortgage-related securities(2)	154,734	1,896	1.63%	155,488	2,208	1.89%
Other investment securities(3)	29,213	350	1.60%	28,556	335	1.56%
FHLB and FRB stock	2,902	60	2.74%	1,346	4	0.44%
Short-term investments	75,469	237	0.42%	50,768	197	0.52%
Total interest-earning assets	1,589,192	53,871	4.52%	1,235,102	40,838	4.41%
Non-interest-earning assets	96,889			59,104
Total assets	$1,686,081			$1,294,206
Interest-bearing liabilities
Transaction accounts	$117,242	205	0.23%	$81,039	137	0.23%
Money market	605,906	2,523	0.56%	465,708	1,785	0.51%
Certificates of deposit	112,602	643	0.76%	47,536	350	0.98%
Wholesale deposits	439,744	4,576	1.39%	410,757	4,639	1.51%
Total interest-bearing deposits	1,275,494	7,947	0.83%	1,005,040	6,911	0.92%
FHLB advances	16,569	85	0.68%	4,604	6	0.16%
Other borrowings	24,948	1,279	6.84%	10,297	555	7.19%
Junior subordinated notes	10,315	832	10.76%	10,315	831	10.76%
Total interest-bearing liabilities	1,327,326	10,143	1.02%	1,030,256	8,303	1.07%
Non-interest-bearing demand deposit accounts	206,547			142,302
Other non-interest-bearing liabilities	8,646			7,406
Total liabilities	1,542,519			1,179,964
Stockholders’ equity	143,562			114,242
Total liabilities and stockholders’ equity	$1,686,081			$1,294,206
Net interest income		$43,728			$32,535
Interest rate spread			3.50%			3.34%
Net interest-earning assets	$261,866			$204,846
Net interest margin			3.67%			3.51%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Return on average assets (annualized)	1.02%	0.93%	1.00%	0.95%	1.06%	0.98%	1.07%
Return on average equity (annualized)	11.93%	10.73%	11.98%	10.92%	12.10%	11.55%	12.13%
Efficiency ratio	64.82%	65.28%	62.47%	61.11%	60.15%	64.18%	59.62%
Interest rate spread	3.44%	3.44%	3.63%	3.49%	3.25%	3.50%	3.34%
Net interest margin	3.61%	3.61%	3.79%	3.67%	3.44%	3.67%	3.51%
Average interest-earning assets to average interest-bearing liabilities	119.98%	120.18%	119.02%	119.86%	119.77%	119.73%	119.88%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Non-performing loans and leases	$9,707	$15,198	$9,352	$9,792	$15,837
Foreclosed properties, net	1,632	1,854	1,566	1,693	106
Total non-performing assets	11,339	17,052	10,918	11,485	15,943
Performing troubled debt restructurings	7,852	1,944	1,972	2,003	556
Total impaired assets	$19,191	$18,996	$12,890	$13,488	$16,499

Non-performing loans and leases as a percent of total gross loans and leases	0.70%	1.12%	0.72%	0.76%	1.52%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	0.82%	1.26%	0.84%	0.89%	1.53%
Non-performing assets as a percent of total assets	0.65%	1.01%	0.65%	0.70%	1.12%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.11%	1.12%	1.13%	1.12%	1.34%
Allowance for loan and lease losses as a percent of non-performing loans	158.22%	100.01%	157.12%	146.33%	87.96%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	11,144	10,633	22,626	25,493	26,147
Doubtful	—	—	—	—	—
Foreclosed properties, net	1,632	1,854	1,566	1,693	106
Total criticized assets	$12,776	$12,487	$24,192	$27,186	$26,253
Criticized assets to total assets	0.73%	0.74%	1.44%	1.67%	1.84%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Charge-offs	$138	$84	$324	$1,231	$2	$546	$2
Recoveries	(11)	(69)	(5)	(393)	(6)	(85)	(31)
Net charge-offs (recoveries)	$127	$15	$319	$838	$(4)	$461	$(29)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.04%	—%	0.10%	0.28%	—%	0.05%	—%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Total capital to risk-weighted assets (1)	11.29%	11.11%	11.40%	12.13%	13.97%
Tier I capital to risk-weighted assets (1)	8.95%	8.78%	8.98%	9.52%	10.84%
Common equity tier I capital to risk-weighted assets (1)	8.34%	8.16%	8.34%	N/A	N/A
Tier I capital to average assets (1)	8.59%	8.66%	8.42%	8.71%	9.56%
Tangible common equity to tangible assets	7.84%	7.91%	7.77%	7.78%	8.28%

(1)	The September 30, 2015 data is estimated.

SELECTED OTHER INFORMATION

(Unaudited)	As of
(in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Trust assets under management	$791,150	$800,615	$814,226	$773,192	$741,210
Trust assets under administration	187,495	197,343	195,148	186,505	186,212
Total trust assets	$978,645	$997,958	$1,009,374	$959,697	$927,422

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Common stockholders’ equity	$147,967	$144,287	$141,689	$137,748	$118,192
Goodwill and other intangible assets	(12,244)	(12,133)	(12,011)	(11,944)	—
Tangible common equity	$135,723	$132,154	$129,678	$125,804	$118,192
Common shares outstanding	8,698,775	8,669,836	8,672,322	8,671,854	7,918,230
Book value per share	$17.01	$16.64	$16.34	$15.88	$14.93
Tangible book value per share	15.60	15.24	14.95	14.51	14.93

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Common stockholders’ equity	$147,967	$144,287	$141,689	$137,748	$118,192
Goodwill and other intangible assets	(12,244)	(12,133)	(12,011)	(11,944)	—
Tangible common equity	$135,723	$132,154	$129,678	$125,804	$118,192
Total assets	$1,744,153	$1,683,564	$1,680,677	$1,629,387	$1,427,567
Goodwill and other intangible assets	(12,244)	(12,133)	(12,011)	(11,944)	—
Tangible assets	$1,731,909	$1,671,431	$1,668,666	$1,617,443	$1,427,567
Tangible common equity to tangible assets	7.84%	7.91%	7.77%	7.78%	8.28%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Total non-interest expense	$11,984	$11,974	$11,732	$10,127	$8,047	$35,690	$23,648
Less:
Net loss (gain) on foreclosed properties	(163)	1	(16)	(5)	(9)	(178)	(5)
Amortization of other intangible assets	18	18	18	12	—	55	—
Total operating expense	$12,129	$11,955	$11,730	$10,120	$8,056	$35,813	$23,653
Net interest income	$14,610	$14,188	$14,930	$13,595	$10,935	$43,728	$32,535
Total non-interest income	4,102	4,126	3,848	2,965	2,459	12,076	7,138
Total operating revenue	$18,712	$18,314	$18,778	$16,560	$13,394	$55,804	$39,673
Efficiency ratio	64.82%	65.28%	62.47%	61.11%	60.15%	64.18%	59.62%